UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
September 12, 2008

Date of Report (Date of earliest event reported)
HLTH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361

(Address of principal executive offices, including zip code)
(201) 703-3400

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
Agreement to Acquire Marketing Technology Solutions Inc.
          On September 12, 2008, WebMD Health Corp. (“WHC”) and one of its wholly-owned subsidiaries (the “WHC Subsidiary”) entered into an Agreement and Plan of Merger (the “MTS Acquisition Agreement”) with Marketing Technology Solutions Inc. (“MTS”). The MTS Acquisition Agreement provides for the merger of the WHC Subsidiary with and into MTS, with MTS continuing as the surviving corporation and as a wholly owned subsidiary of WHC. We refer to this transaction as the “MTS Acquisition.” The MTS Acquisition, which is subject to customary closing conditions, is expected to close within the next 30 days.
          The MTS Acquisition Agreement provides for a purchase price of $50 million in cash to be paid at closing (subject to adjustment based on net working capital at closing) plus up to an additional $25 million in cash to be paid if certain performance thresholds are achieved by MTS relating to calendar year 2009. The parties to the MTS Acquisition Agreement have agreed that $6.5 million of the purchase price will be placed into escrow at closing as security for effecting indemnification payments, if any, to WHC under the MTS Acquisition Agreement.
          A copy of WHC’s press release relating to the MTS Acquisition Agreement is filed as Exhibit 99.1 to this Current Report and is incorporated by reference herein. WHC is a publicly traded subsidiary of HLTH Corporation.
* * *
Amendment No. 2 to Merger Agreement between HLTH and WHC
          On September 12, 2008, HLTH and WHC entered into Amendment No. 2 to the Agreement and Plan of Merger that they had entered into on February 20, 2008 and previously amended on May 6, 2008 by Amendment No. 1. Amendment No. 2 implements the following changes to the existing Merger Agreement:
•	in connection with WHC’s entry into the MTS Acquisition Agreement, the definition of “Available Cash” in the Merger Agreement was amended so that, for purposes of the closing condition in the Merger Agreement relating to the amount of cash and investments required to be held by the combined company immediately following the merger, the required amount will be reduced by up to $50 million, to the extent used to consummate the MTS Acquisition; and

•	the date after which the parties would each have the right the terminate the Merger Agreement was extended from October 31, 2008 to December 31, 2008 in order to allow additional time, if needed, to complete the process of seeking stockholder approval of the Merger Agreement and the transactions contemplated thereby.
A copy of Amendment No. 2 is filed as Exhibit 2.1 to this Current Report and is incorporated herein by reference.
Additional Information About the Proposed Merger of HLTH and WHC and Where to Find It:
          In connection with the proposed merger of HLTH and WHC, HLTH and WHC have filed, with the SEC, a preliminary proxy statement/prospectus as part of a registration statement regarding the proposed merger. Investors and security holders are urged to read the preliminary proxy statement/prospectus because it contains important information about HLTH and WHC and the proposed transaction. Investors and security holders may obtain a free copy of the preliminary proxy statement/prospectus at www.sec.gov or www.hlth.com or www.wbmd.com and may obtain a free copy of the definitive proxy statement/prospectus at the same Web sites when it is filed. Investors and security holders are urged to read the definitive proxy statement/prospectus and other relevant material before making any voting or investment decisions with respect to the Merger.

Participants in the Merger
          HLTH, WHC, their directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of HLTH and WHC and their respective interests in the proposed transactions has been set forth or incorporated by reference in the preliminary proxy statement/prospectus that HLTH and WHC have filed with the SEC in connection with the proposed transaction.

Item 9.01.	Financial Statements and Exhibits
          (d) Exhibits. The following exhibits are filed herewith:

Exhibit
Number	Description

2.1	Amendment No. 2, dated as of September 12, 2008, to Agreement and Plan of Merger, dated as of February 20, 2008, between HLTH Corporation and WebMD Health Corp.

99.1	Press Release, dated September 15, 2008, regarding agreement by WebMD Health Corp. to acquire Marketing Technology Solutions Inc.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HLTH CORPORATION
Dated: September 15, 2008	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Amendment No. 2, dated as of September 12, 2008, to Agreement and Plan of Merger, dated as of February 20, 2008, between HLTH Corporation and WebMD Health Corp.

99.1	Press Release, dated September 15, 2008, regarding agreement by WebMD Health Corp. to acquire Marketing Technology Solutions Inc.